Exhbit 99.1

APTEVO THERAPEUTICS ADOPTS

LIMITED DURATION STOCKHOLDER RIGHTS PLAN

Seattle, WA – November 8, 2020 – Aptevo Therapeutics Inc. (“Aptevo”) (Nasdaq: APVO), a biotechnology company focused on developing novel immuno-oncology therapeutics based on its proprietary ADAPTIR™ bispecific technology platform, today announced that its Board of Directors has approved the adoption of a limited duration stockholder rights plan and declared a dividend distribution of one right for each outstanding share of common stock. The record date for such dividend distribution is November 23, 2020. The rights plan expires, without any further action being required to be taken by Aptevo’s Board of Directors, on November 8, 2021.

The adoption of the rights plan is intended to protect Aptevo and its stockholders from the actions of third parties that Aptevo’s Board of Directors determines are not in the best interests of Aptevo and its stockholders, and to enable all stockholders to realize the full potential value of their investment in Aptevo. The rights plan provides the Board of Directors with time to make informed decisions that are in the best long-term interests of Aptevo and its stockholders and does not prevent Aptevo’s Board of Directors from considering any offer to acquire Aptevo that it considers to be in the best interest of Aptevo’s stockholders.

The rights plan is similar to stockholder rights plans adopted by other publicly-traded companies. Under the rights plan, the rights generally would become exercisable only if a person or group acquires beneficial ownership of 10% or more of Aptevo’s common stock in a transaction or series of transactions not approved by Aptevo’s Board of Directors. In that situation, each holder of a right (other than the acquiring person or group, whose rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price and in accordance with the terms of the rights plan, a number of shares of Aptevo’s common stock having a market value of twice such price. In addition, if Aptevo is acquired in a merger or other business combination after an acquiring person acquires 10% or more of Aptevo’s common stock, each holder of the right would thereafter have the right to purchase, upon payment of the exercise price and in accordance with the terms of the rights plan, a number of shares of common stock of the acquiring person having a market value of twice such price. The acquiring person or group would not be entitled to exercise these rights. In the rights plan, the definition of “beneficial ownership” includes derivative securities.

Stockholders who beneficially owned 10% or more of Aptevo’s outstanding common stock prior to the first public announcement by Aptevo of the adoption of the rights plan will not trigger the rights plan so long as they do not acquire beneficial ownership of any additional shares of common stock at a time when they still beneficially own 10% or more of such common stock, subject to certain exceptions as set forth in the rights plan.

Further details of the rights plan will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that Aptevo will be filing with the Securities and Exchange Commission (SEC). These filings will be available on the SEC’s web site at www.sec.gov. Copies will also be available on the Investors section of Aptevo’s corporate website at https://aptevotherapeutics.com.

About Aptevo Therapeutics Inc.

Aptevo Therapeutics Inc. is a clinical-stage biotechnology company focused on developing novel immunotherapies for the treatment of cancer. Aptevo’s lead clinical candidate, APVO436, and preclinical candidates, ALG.APV-527 and APVO603, were developed based on Aptevo’s versatile and robust ADAPTIR™ modular protein technology platform. The ADAPTIR platform is capable of generating highly differentiated bispecific antibodies with unique mechanisms of action for the treatment of different types of cancer. For more information, please visit www.aptevotherapeutics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the anticipated benefits and expected consequences of the rights plan that Aptevo has adopted. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those indicated, including, but not limited to, the effectiveness of the rights plan in providing the Board of Directors with time to make informed decisions that are in the best long-term interests of Aptevo and its stockholders, and other risk factors discussed from time to time in Aptevo’s filings with the SEC, including in its most recent Annual Report on Form 10-K, as filed on March 25, 2020 and its subsequent reports on Form 10-Q and current reports on Form 8-K. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Aptevo’s expectations in any forward-looking statement. Aptevo assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

Contact Information:

Aptevo Therapeutics

Elif McDonald

Senior Director, Investor Relations and Corporate Communications

Direct: (206) 859-6616

Email: IR@apvo.com